Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2019, relating to the consolidated financial statements and financial statement schedule of Horizon Global Corporation and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the series of modifications to its existing debt and additional debt facilities) appearing in the Annual Report on Form 10-K of Horizon Global Corporation for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP

Detroit, Michigan
March 18, 2019